Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Declares Quarterly Distribution of $0.18 per

Share, Announces June 30, 2017 Second Quarter Financial Results

•	GAAP net investment income of $0.19 per share providing distribution coverage of 106%

•	Net asset value (NAV) increased 1.3% or $0.11 per share from $8.22 to $8.33 per share on a quarter-over-quarter basis

•	Net leverage of 0.47x and liquidity at over $400 million, subject to leverage and borrowing base restrictions

•

Actively managed liabilities in the second quarter having issued approximately $144 million of 5.00% unsecured convertible notes, redeemed $17 million of 6.60% senior secured notes, repaid $15 million of L+3.25% term loan, and received a maturity extension on our revolving credit facility to 2022

New York, August 2, 2017 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on October 2, 2017 to stockholders of record at the close of business on September 18, 2017.

“During the second quarter, we effectively managed our liabilities by (i) issuing $143.8 million of 5.00% unsecured convertible notes due 2022, (ii) redeeming $17 million of our 6.60% senior secured notes, (iii) prepaying $15 million of our L+3.25% term loan due 2019 and (iv) extending the maturity on our revolving credit facility by more than one year to June 2022. I am pleased with our current debt maturity profile and low levered balance sheet as the combination of the two provide us with sufficient operating flexibility for the next several years,” commented Michael J. Zugay, CEO of BlackRock Capital Investment Corporation.

“Our team continues to work diligently to rotate out of certain legacy investments and to deploy capital into interest earning assets. The current market conditions for leveraged loans can be generally categorized as having tighter pricing, higher leverage levels and weaker structures than in recent periods. As such, we remain highly selective of new investment opportunities, and continue to increase our investment into BCIC Senior Loan Partners (“Senior Loan Partners”) and Gordon Brothers Finance Company, both of which have underlying investments in diversified pools of primarily first lien loans that generate attractive risk-adjusted returns. We have also experienced a pickup in repayment activity in our portfolio due to robust refinancing and M&A activity.”

Financial Highlights

	Q2 2017		Q1 2017		Q2 2016
($’s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
Net Investment Income/(loss)	$13.9	$0.19	$14.6	$0.20	$21.6	$0.30
Net realized and unrealized gains/(losses)	$3.1	$0.04	$(0.2)	$(0.00)	$(31.2)	$(0.43)
Basic earnings/(loss)	$17.0	$0.23	$14.3	$0.20	$(9.6)	$(0.13)
Distributions declared	$13.1	$0.18	$13.1	$0.18	$15.2	$0.21
Net Investment Income/(loss), as adjusted[1]	$13.9	$0.19	$14.6	$0.20	$21.6	$0.30
Basic earnings/(loss), as adjusted[1]	$17.0	$0.23	$14.3	$0.20	$(9.6)	$(0.13)

($’s in millions, except per share data)	As of June 30, 2017	As of March 31, 2017	As of December 31, 2016	As of June 30, 2016
Total assets	$925.0	$990.9	$957.1	$1,036.8
Investment portfolio, at fair market value	$893.3	$938.8	$931.1	$1,011.9
Debt outstanding	$295.5	$370.9	$335.7	$348.1
Total net assets	$607.5	$598.4	$596.3	$661.4
Net asset value per share	$8.33	$8.22	$8.21	$9.13
Net leverage ratio[2]	0.47x	0.56x	0.55x	0.52x

Business Updates

•

On April 17, 2017, we redeemed $17.0 million aggregate principal amount of 6.60% senior secured notes due 2018 (“6.60% Notes”), using proceeds from our senior secured revolving credit facility. The notes were prepaid at 100% of the principal amount, plus accrued and unpaid interest through the prepayment date, as well as a $0.7 million make-whole premium. Pursuant to this redemption, we no longer have 6.60% Notes outstanding as of such date.

•	On June 5, 2017, we entered into a Second Amendment to the Second Amended and Restated Senior Secured Revolving Credit Facility which extended the maturity date from February 19, 2021 to June 5, 2022.

•

On June 13, 2017, we issued $143.8 million in aggregate principal amount of 5.00% convertible notes due 2022 (the “2022 Convertible Notes”) under an indenture, dated as of June 13, 2017, as supplemented by a supplemental indenture, dated as of June 13, 2017. This amount includes the overallotment option which was fully exercised. The proceeds were used to repay indebtedness under our revolving credit facility and for certain fees and expenses related to the issuance. The 2022 Convertible Notes will mature on June 15, 2022, unless previously converted, repurchased or redeemed in accordance with their terms. Upon conversion of a note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.

•

On June 22, 2017, we repaid our entire $15.0 million aggregate principal amount of L+3.25% senior secured term loan due 2019 (the “Term Loan”), using proceeds from our senior secured revolving credit facility. The Term Loan was prepaid at 100% of the principal amount, plus accrued and unpaid interest through the prepayment date, as well as a $0.2 million make-whole premium.

•

Our equity investment in Senior Loan Partners is now generating a yield of approximately 11%. Senior Loan Partners made investments into seven new portfolio companies and three existing portfolio companies totaling $81.6 million of new capital deployments during the quarter, bringing committed and outstanding amounts to $177.1 million and $170.3 million, respectively, and a total of 17 borrowers. The seven new investments at par are (i) a $10.0 million first lien term loan to Highline Aftermarket Acquisition, LLC, a distributor of branded and private label automotive aftermarket consumables, (ii) a $12.5 million first lien term loan to Pretium Packaging, LLC, a leading manufacturer and supplier of custom, high performance rigid plastic containers used in a diverse range of end markets, (iii) an $11.5 million first lien term loan, a $2.5 million revolving loan and a $1.0 million delayed draw term loan to Entertainment Partners, LLC (“EP”), a leading provider of highly-specialized payroll processing and production accounting services and software, (iv) a $10.0 million first lien

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased and unamortized debt issuance costs.

term loan to Edgewood Partners Insurance Center, a broker of commercial property and casualty, specialty program, and employee benefits insurance, (v) a $13.8 million first lien term loan to AP Exhaust Acquisition, LLC, a leading supplier of exhaust, brake and chassis products in the US automotive aftermarket industry, (vi) a $10.0 million first lien term loan to National Spine and Pain Centers, LLC, a large group of interventional pain management practices in the US and (vii) a $10.0 million first lien term loan to AP Gaming I, LLC, a designer and supplier of Class II and Class III electronic gaming machines, table products and ancillary gaming equipment.

•

As previously disclosed, last quarter we provided a $3.0 million revolver and a $52.0 million first lien term loan, priced at L+5.50%, to partially finance the sale of Bankruptcy Management Solutions, Inc. (“BMS”) to its new private equity owner. Pursuant to our plan to bring in other partners to the financing, during the current quarter we sold $35 million of the term loan at par. We continue to act as the agent on this facility.

•

Since the inception of our share repurchase program through June 30, 2017, we have purchased 4.6 million shares at an average price of $7.98 per share, including brokerage commissions, for a total of $36.3 million. There were no share repurchases during the first half of 2017. The cumulative repurchases since BlackRock Advisors, LLC entered into the investment management agreement with the Company totaled approximately 2.8 million shares for $24.0 million, representing 66% of total share repurchase activity, on a dollar basis, since inception. As of June 30, 2017, the Company had approximately 2.0 million additional shares authorized for repurchase. In May 2017, our Board of Directors approved an increase to the remaining amount of shares authorized to be repurchased to a total of 2.5 million shares effective July 1, 2017, and an extension to the plan until the earlier of June 30, 2018 or such time that all of the authorized shares have been repurchased.

Portfolio and Investment Activity*

($ in millions)

	Three months ended June 30, 2017	Three months ended March 31, 2017	Three months ended June 30, 2016
Commitments	$22.8	$122.3	$76.3
Investment exits	$72.0	$114.4	$161.4
Number of portfolio company investments at the end of period	34	35	40
Weighted average yield of debt and income producing equity securities, at fair market value	11.3%	11.1%	11.1%
% of Portfolio invested in Secured debt, at fair market value	64%	67%	72%
% of Portfolio invested in Unsecured debt, at fair market value	17%	17%	14%
% of Portfolio invested in Equity, at fair market value	19%	16%	14%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$33.0	$33.6	$33.3
*	balance sheet amounts above are as of period end

•

We invested $22.8 million during the quarter while sales, repayments and other exits of investments totaled $72.0 million, resulting in a $49.2 million net decrease in our portfolio due to investment activity. Approximately 73% of our deployments during the quarter were represented by two portfolio companies: (i) $10.7 million of incremental equity to Senior Loan Partners and (ii) $5.9 million of incremental L+11.00% unsecured debt to Gordon Brothers Finance Company. Nearly 80% of proceeds from exits during the quarter were also represented by two transactions: (i) selling $35.0 million of the BMS first lien term loan to a 3rd party at par and (ii) a par repayment of our $20.0 million second lien investment in U.S. Anesthesia Partners, Inc. (“USAP”).

•

As of June 30, 2017, we continued to have no investments on non-accrual, as compared with non-accruals at 0.7% of our total debt investments at fair market value, and 5.4% at amortized cost at year end. Our average internal investment rating at fair market value at June 30, 2017 was 1.34 as compared to 1.31 as of the prior quarter-end.

•

Net unrealized depreciation decreased $3.1 million during the current quarter, bringing total balance sheet unrealized depreciation to $37.8 million. During the quarter, gross unrealized appreciation of $8.6 million was partially offset by $4.6 million of gross unrealized depreciation, for a net $4.0 million of appreciation due to portfolio valuations. Additionally, there was $0.9 million of unrealized depreciation during the quarter due primarily to the reversal of previously recognized unrealized appreciation on the USAP repayment.

Second Quarter Financial Updates

•

GAAP net investment income (“NII”) was $13.9 million, or $0.19 per share, for the three months ended June 30, 2017. Relative to distributions declared of $0.18 per share, our NII distribution coverage was 106% for the quarter. Excluding $1.1 million of net one-time expenses related to our debt facilities (including make-whole premiums, unamortized debt issuance costs and registration statement costs) net of an insurance reimbursement related to a previously disclosed legal settlement, NII for the second quarter would have been $0.21 per share (rounded up), implying a 114% distribution coverage.

•

Fee income earned on capital structuring, prepayments and administration during the current quarter totaled $0.1 million, as compared to $0.6 million earned during the preceding quarter, and $4.1 million earned during the prior year quarter. Excluding fee income and the abovementioned insurance reimbursement, total investment income increased approximately 1% compared to the prior quarter, and decreased approximately 16% as compared to this quarter one year ago.

•

In accounting for the 2022 Convertible Notes at the time of issuance, the Company follows accounting guidance that requires separately accounting for the debt and equity components of such an instrument in a manner that reflects the borrowing rate for a similar non-convertible debt instrument. An equity component of $4.3 million represents the fair value of the conversion feature, and an original issue discount equal to the equity component was recorded as additional paid in capital in the accompanying Consolidated Statement of Assets and Liabilities. The accounting resulted in an increase to net asset value per share of $0.06 at the time of issuance, and the corresponding original issue discount will be amortized through net asset value over the life of the note.

•

As previously disclosed, our base management fee rate was reduced from an annual rate of 2.00% of total assets to 1.75% effective March 7, 2017. For the three months ended June 30, 2017, $2.8 million of incentive management fees based on income were earned, however, as previously disclosed, any such fees earned until December 31, 2018 have been waived. The cumulative amount of such incentive management fees waived since March 7, 2017 is $3.6 million. During the quarter, there was no accrual for incentive management fees based on gains. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive or a reversal to the existing accrual if the amount is negative. However, the resulting fee accrual is not due and payable until June 30, if at all. There is currently no balance accrued for incentive management fees based on gains as of the measurement period ending June 30, 2017.

•

As compared to the comparable 2016 period weighted average, our six month 2017 weighted average cost of debt increased 113 bps to 5.36%. This was primarily driven by (i) make-whole interest incurred in connection with the early repayment of our $17.0 million 6.60% Notes and $15.0 million Term Loan, (ii) lower average debt balances outstanding on our revolving credit facility as a percentage of total debt and (iii) higher Libor rates for the current period. Excluding make-whole and other costs incurred in connection with the two early debt repayments, the weighted average cost of debt for the six month period of 2017 was 4.75%.

•

Tax characteristics of all 2016 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2016 tax distributions of $0.73 per share were comprised of ordinary income. Our return of capital distributions since inception totaled $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2016. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•

At June 30, 2017, we had total liquidity of $409.7 million, consisting of $15.7 million in cash and cash equivalents and $394.0 million of availability under our credit facility, subject to leverage and borrowing base restrictions, resulting in approximately $300 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, stood at 0.47x at quarter-end, and our 300% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $304.3 million. Further, as of quarter-end, 84% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, August 3, 2017, to discuss its second quarter 2017 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 874-1571, or from outside the United States, (719) 325-2394, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 9328605). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, August 3, 2017 and ending at 1:00 p.m. on Thursday, August 17, 2017. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 9328605.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/phoenix.zhtml?c=209952&p=irol-disclaimer-presentations ).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $459,980,587 and $586,176,755)	$440,116,069	$512,308,390
Non-controlled, affiliated investments (cost of $166,118,461 and $112,640,458)	166,357,555	109,342,171
Controlled investments (cost of $303,366,055 and $322,768,014)	286,790,297	309,472,929

Total investments at fair value (cost of $929,465,103 and $1,021,585,227)	893,263,921	931,123,490
Cash and cash equivalents	15,700,798	10,707,834
Receivable for investments sold	1,789,143	449,578
Interest, dividends and fees receivable	10,244,804	10,750,723
Prepaid expenses and other assets	4,042,343	4,035,866

Total Assets	$925,041,009	$957,067,491

Liabilities
Debt	295,488,873	335,667,906
Interest payable	2,795,387	3,041,680
Distributions payable	13,127,773	15,262,010
Base management fees payable	4,139,347	4,860,614
Accrued administrative services	327,361	—
Other accrued expenses and payables	1,649,050	1,914,912

Total Liabilities	317,527,791	360,747,122

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,484,048 and 77,228,207 issued and 72,932,083 and 72,676,242 outstanding	77,483	77,228
Paid-in capital in excess of par	883,420,730	877,300,709
Undistributed / (Distributions in excess of) net investment income	(5,764,145)	(7,965,655)
Accumulated net realized loss	(196,135,641)	(144,527,577)
Net unrealized (depreciation)	(37,782,388)	(92,261,515)
Treasury stock at cost, 4,551,965 and 4,551,965 shares held	(36,302,821)	(36,302,821)

Total Net Assets	607,513,218	596,320,369

Total Liabilities and Net Assets	$925,041,009	$957,067,491

Net Asset Value Per Share	$8.33	$8.21

BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	Three months ended June 30, 2017	Three months ended June 30, 2016	Six months ended June 30, 2017	Six months ended June 30, 2016
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$13,762,656	$21,740,253	$26,524,373	$43,479,695
Non-controlled, affiliated investments	3,441,137	1,246,674	7,102,818	2,631,941
Controlled investments	4,955,503	4,773,467	10,791,971	9,129,088

Total interest income	22,159,296	27,760,394	44,419,162	55,240,724

Fee income:
Non-controlled, non-affiliated investments: prepayment fees	16,609	3,000,000	205,609	3,000,000
Non-controlled, non-affiliated investments: other	25,171	1,078,011	135,068	1,864,294
Non-controlled, affiliated investments	63,621	—	349,916	—
Controlled investments	—	44,422	25,000	69,422

Total fee income	105,401	4,122,433	715,593	4,933,716

Dividend income:
Non-controlled, non-affiliated investments	—	196,119	470,724	398,202
Non-controlled, affiliated investments	277,119	541,186	466,145	1,082,374
Controlled investments	2,111,151	808,656	3,508,502	1,610,941

Total dividend income	2,388,270	1,545,961	4,445,371	3,091,517

Other Income	590,429	—	590,429	—

Total investment income	25,243,396	33,428,788	50,170,555	63,265,957

Expenses:
Base management fees	4,139,347	5,721,689	8,663,204	11,412,179
Interest and credit facility fees	5,261,085	4,154,021	9,248,165	8,810,020
Incentive management fees (See Note 3)	2,773,859	—	3,583,042	—
Professional fees	792,283	559,375	1,357,393	1,104,000
Administrative services	303,782	285,940	631,459	755,940
Director fees	145,249	188,000	317,749	361,500
Investment advisor expenses	87,501	87,500	175,001	175,000
Other	644,853	825,319	1,342,988	1,562,125

Total expenses, before incentive management fee waiver	14,147,959	11,821,844	25,319,001	24,180,764
Incentive management fee waiver (See Note 3)	(2,773,859)	—	(3,583,042)	—

Total expenses, net of incentive management fee waiver	11,374,100	11,821,844	21,735,959	24,180,764

Net Investment Income	13,869,296	21,606,944	28,434,596	39,085,193

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	8,362	(30,974,445)	(53,983,599)	(30,939,561)
Non-controlled, affiliated investments	—	—	—	—
Controlled investments	—	—	2,375,535	—

Net realized gain (loss)	8,362	(30,974,445)	(51,608,064)	(30,939,561)

Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(2,697,247)	4,972,791	54,003,848	(52,016,971)
Non-controlled, affiliated investments	6,225,975	(3,028,106)	3,537,381	3,210,820
Controlled investments	(576,287)	(2,123,389)	(3,280,674)	(7,503,552)
Foreign currency translation	145,276	(7,882)	218,571	435,215

Net change in unrealized appreciation (depreciation)	3,097,717	(186,586)	54,479,126	(55,874,488)

Net realized and unrealized gain (loss)	3,106,079	(31,161,031)	2,871,062	(86,814,049)

Net Increase (Decrease) in Net Assets Resulting from Operations	$16,975,375	$(9,554,087)	$31,305,658	$(47,728,856)

Net Investment Income Per Share
Basic	$0.19	$0.30	$0.39	$0.54

Diluted	$0.19	$0.28	$0.38	$0.52

Earnings (Loss) Per Share
Basic	$0.23	$(0.13)	$0.43	$(0.65)

Diluted	$0.22	$(0.13)	$0.42	$(0.65)

Average Shares Outstanding
Basic	72,929,346	72,700,685	72,867,332	72,903,681

Diluted	86,187,472	72,700,685	84,454,044	72,903,681

Distributions Declared Per Share	$0.18	$0.21	$0.36	$0.42

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Until March 6, 2017, the Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter until March 6, 2017 is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the pro-rated period until March 6, 2017. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period until March 6, 2017, with the formula applied to each quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. After March 6, 2017, incentive management fees based on income are calculated for each calendar quarter and will be paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended June 30, 2017	Three months ended June 30, 2016	Six months ended June 30, 2017	Six months ended June 30, 2016
GAAP Basis:
Net Investment Income	$13,869,296	$21,606,944	$28,434,596	$39,085,193
Net Investment Income per share	0.19	0.30	0.39	0.54
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$13,869,296	$21,606,944	$28,434,596	$39,085,193
Net Investment Income per share	0.19	0.30	0.39	0.54
Less: Incremental incentive management fee expense based on Income	—	—	—	—
As Adjusted[2]:
Net Investment Income	$13,869,296	$21,606,944	$28,434,596	$39,085,193
Net Investment Income per share	0.19	0.30	0.39	0.54

Note: The Net Investment Income amounts for the three and six months ended June 30, 2017 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $2,773,859 and $3,583,042, respectively.

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

[2]

As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee is calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income is calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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